UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2008

Insignia Solutions plc
(Exact name of Registrant as specified in its charter)

England and Wales	0-27012	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

51 East Campbell Avenue, Suite 130 Campbell, California 95008 United States of America
(Address of principal executive offices) (Zip code)

(408) 446-1025
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On March 31, 2008, Insignia Solutions plc (Insignia) received a notice from Smith Micro Software Inc. (Smith Micro) stating that Smith Micro was making a claim under Article 12 of the Asset Purchase Agreement dated February 11, 2007, as amended. In its claim Smith Micro seeks indemnification for various alleged breaches of representations and warranties in the Asset Purchase Agreement resulting in alleged aggregate losses to Smith Micro stated to be between $3.1 million and $6.5 million. Insignia does not believe that the claim has merit and intends to vigorously contest it through the dispute resolution process established in the Asset Purchase Agreement, which includes binding arbitration.

It is not possible to predict the duration of the dispute resolution process, which may be lengthy. As a result, Insignia will suspend its pursuit of opportunities to merge with operating entities. In addition, Insignia will not be able to proceed with the alternative of liquidation until this process is completed. Insignia does not plan to conduct an investor conference call to discuss this announcement, as Smith Micro's claim will be the subject of legal proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Solutions plc

Date: April 2, 2008	By:	/s/ George Monk
George Monk
Chief Financial Officer